                                                                    Exhibit 99.1

                R.R. DONNELLEY & SONS COMPANY AND SUBSIDIARIES
                          PRO FORMA INCOME STATEMENT
                   (Thousands of dollars, except share data)

                                                            Nine months ended September 30, 1996
                                                         -------------------------------------------
                                                                         Discontinued
                                                         Consolidated     Operations      Pro Forma
                                                         -------------------------------------------
Net sales                                                $4,697,316      $(1,068,839)     $3,628,477
Cost of sales                                             3,883,249         (953,996)      2,929,253
                                                         ----------      -----------      ----------
Gross profit                                                814,067         (114,843)        699,224
Selling and administrative expenses                         520,692         (131,593)        389,099
Restructuring and impairment charges                        560,632         (118,923)        441,709
                                                         ----------      -----------      ----------
Loss from operations                                       (267,257)         135,673        (131,584)
Other income (expense):
 Interest expense                                           (71,614)               -         (71,614)
 Gain on stock offerings of subsidiaries                     44,158                -          44,158
 Other income (expense), net                                 30,757          (18,180)         12,577
                                                         ----------      -----------      ----------
Loss before income taxes                                   (263,956)         117,493        (146,463)
Provision for income taxes                                   (9,182)          39,779          30,597
                                                         ----------      -----------      ----------
Loss from continuing operations                            (254,774)          77,714        (177,060)
Loss from discontinued operations,
 net of income taxes                                              -          (77,714)        (77,714)
                                                         ----------      -----------      ----------
Net loss                                                 $ (254,774)     $         -      $ (254,774)
                                                         ==========      ===========      ==========

Per basic common share:
 Continuing operations                                   $    (1.66)     $      0.51      $    (1.15)
 Discontinued operations                                          -            (0.51)          (0.51)
                                                         ----------      -----------      ----------
 Net loss                                                $    (1.66)     $         -      $    (1.66)
                                                         ==========      ===========      ==========
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